Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact:	Investor Contact:
Nancy Udell, S.V.P., PR & Advertising	Cheryl Scully, Treasurer and V.P. Investor Relations
(561) 682-4195	(561) 682-4211 phone, (561) 659-3689 fax

PAXSON COMMUNICATIONS REPORTS
FIRST QUARTER 2004 FINANCIAL RESULTS

West Palm Beach, Florida — Paxson Communications Corporation (AMEX-PAX) (the “Company” or “Paxson”), the owner and operator of the nation’s largest broadcast television station group and the PAX TV network reaching 89% of U.S. households (approximately 96 million homes), today reported its financial results for the quarter ended March 31, 2004.

Financial Highlights:

•	Gross revenues for the first quarter of 2004 increased 1% to $83.6 million, compared to $82.7 million for the first quarter of 2003.

•	The Company’s EBITDA (as defined later in this press release) for the first quarter of 2004 was $11.6 million, compared to $17.9 million for the first quarter of 2003. This decrease was primarily due to an incremental increase in programming amortization expense of $2.7 million in the first quarter of 2004 related to the Company’s decision to shorten the expected useful life of its original program Just Cause and the inclusion in its results for the first quarter of 2003 of beneficial legal settlements of $2.2 million.

Paxson’s Chairman and Chief Executive Officer, Lowell “Bud” Paxson, commented, “We are continuing to operate our station group and network as efficiently as possible, while making prudent investments in our programming schedule and digital infrastructure. We are set to launch two new game shows, Balderdash and On The Cover, this summer and we are looking forward to announcing additional shows at our NBC-sponsored upfront next week. We have over $90 million of cash on hand, with an additional $10 million expected to come in during the second quarter following the closing of the sale of our television station serving Shreveport, Louisiana. We remain committed to exploring avenues for unlocking the value of our national distribution platform, while sustaining low operating costs and preserving our liquidity.”

Commenting on the outlook for the second quarter of 2004, Paxson’s Chief Financial Officer, Richard Garcia, added, “We currently expect our revenues for the second quarter of 2004 to increase mid to high single digits compared to the second quarter of 2003. Our second quarter EBITDA is estimated to be in the $9 million to $11 million range, compared to $14.5 million for the second quarter of 2003. Our expected decrease in EBITDA in the second quarter will primarily result from an increase in our operating costs associated with our transition to digital television, increased third party promotional expenses and other contractual increases in operating expenses. However, we are currently evaluating how our new programming may impact the amortization of our existing programming library and this could negatively affect our estimated second quarter EBITDA. It would not have any affect on our cash balances or free cash flow.”

Gross revenues for the three months ended March 31, 2004 increased 1% to $83.6 million, compared to $82.7 million for the three months ended March 31, 2003. Net revenues for the three months ended March 31, 2004 increased 1% to $71.3 million, compared to $70.6 million for the three months ended March 31, 2003.

The Company’s EBITDA for the three months ended March 31, 2004 was $11.6 million, compared to $17.9 million for the three months ended March 31, 2003. The Company’s EBITDA decrease for the three months ended March 31, 2004 was primarily due to an incremental increase in programming amortization expense of $2.7 million in the first quarter of 2004 related to the Company’s decision to shorten the expected useful life of its original program Just Cause and the inclusion in the results for the first quarter of 2003 of beneficial legal settlements of $2.2 million. In addition, the Company has incurred operating costs associated with its transition to digital television, increased personnel costs and other contractual increases in operating expenses.

The Company believes that net loss attributable to common stockholders is the financial measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) that is most directly comparable to EBITDA. The Company’s net loss attributable to common stockholders was $60.2 million, or $0.89 per share, for the three months ended March 31, 2004, compared to a net loss of $23.4 million, or $0.35 per share, for the three months ended March 31, 2003. The Company’s net loss attributable to common stockholders for the three months ended March 31, 2003 included a gain on sale of the Company’s station serving the Fresno, California market of $26.8 million. Included in this press release is a table set forth below under “Reconciliation of Non-GAAP Measures” that reconciles EBITDA with the Company’s net loss attributable to common stockholders as derived from the Company’s financial statements.

The Company’s cash flow from operating activities was negative $29.1 million for the first quarter of 2004 compared to positive $7.8 million for the first quarter of 2003. The Company’s cash flow from operating activities for the first quarter of 2004 includes $33.1 million of programming rights payments, including $16.6 million to settle outstanding letters of credit. Programming rights payments made under the letter of credit arrangements relate to original programming that will premiere throughout the 2003/2004 broadcast season. The Company’s free cash flow (as defined later in this press release) was negative $34.2 million for the first quarter of 2004 compared to positive free cash flow of $2.4 million for the first quarter of 2003.

Balance Sheet Analysis:

The Company’s cash and short-term investments decreased by $16.3 million during the quarter to $93.8 million as of March 31, 2004. The decrease in cash and short-term investments during the quarter primarily resulted from the semi-annual interest payment of $10.8 million on the Company’s 10 3/4% senior subordinated notes and changes in working capital. The Company’s total debt increased $41.1 million during the quarter to $966.7 million as of March 31, 2004. The increase in total debt for the quarter resulted primarily from accretion on the Company’s 12 1/4% senior subordinated discount notes and the impact of the $365 million offering of senior secured floating rate notes (the “senior secured notes”) that the Company completed in January 2004. The proceeds of the January 2004 offering were used to repay in full the outstanding indebtedness under the Company’s previously existing senior credit facility, including letter of credit obligations, and to pay fees and expenses incurred in connection with the transaction.

Other Financial Data: (in thousands)

	For the Three Months
	Ended March 31,
	2004	2003
	(Unaudited)
EBITDA (a)	$11,571	$17,875

Operating (loss) income	$(2,251)	$20,259

Net loss attributable to common stockholders	$(60,231)	$(23,447)

Program rights payments and deposits	$33,122	$13,187

Payments for cable distribution rights	$—	$1,500

Capital expenditures	$5,093	$5,354

Free cash flow (b)	$(34,240)	$2,445

Cash flows (used in) provided by operating activities	$(29,147)	$7,799

Cash flows (used in) provided by investing activities	$(5,147)	$33,303

Cash flows provided by (used in) financing activities	$17,959	$(1,579)

(a)	“EBITDA” as defined by the Company is operating income (loss) plus depreciation, amortization, reserve for state taxes, stock-based compensation, programming net realizable value adjustments, restructuring charges (credits) and time brokerage and affiliation fees, minus gain (loss) on sale or disposal of broadcast and other assets. EBITDA does not purport to represent net loss attributable to common stockholders as reported in the Company’s consolidated statements of operations or cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles, and should not be considered in isolation. Management believes the presentation of EBITDA is relevant and useful because EBITDA is a measurement industry analysts utilize when evaluating the Company’s operating performance. In addition, the Company has consistently provided this measurement in previous earnings releases and believes it is important to provide investors and other interested persons with a consistent basis for comparison between fiscal periods. In evaluating EBITDA, investors should consider various factors including its relationship to the Company’s reported operating income (loss), net loss attributable to common stockholders and cash flows from operating activities. Investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies and such comparisons could be misleading unless all companies and analysts calculate such measures in the same manner. EBITDA is not indicative of the Company’s cash flows from operations and therefore does not represent funds available for the Company’s discretionary use.

(b)	“Free cash flow” is defined as cash flows provided by (used in) operating activities minus capital expenditures. Free cash flow does not purport to represent cash provided by (used in) operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles, and should not be considered in isolation. Management believes the presentation of free cash flow is relevant and useful because free cash flow measures cash generated by (or used in) operating activities net of funds required for capital reinvestment and is a measurement industry analysts utilize when evaluating the Company’s operating performance.

Reconciliation of Non-GAAP Measures

EBITDA is not a performance measure in accordance with GAAP and the use of EBITDA is not intended to replace or supersede any information presented in accordance with GAAP. The following table provides a reconciliation between EBITDA (a non-GAAP financial measure) and net loss attributable to common stockholders (the financial measure calculated and presented in accordance with GAAP that the Company believes is most directly comparable to EBITDA):

(in thousands)

	For the Three Months
	Ended March 31,
	2004	2003
	(Unaudited)
Net loss attributable to common stockholders	$(60,231)	$(23,447)
Add: Dividends on mandatorily redeemable preferred stock	14,377	—
Add: Depreciation and Amortization	10,260	14,570
Add: Dividends and accretion on redeemable and convertible preferred stock	11,549	23,262
Add: Loss on Extinguishment of Debt .	6,293	—
Add: Reserve for State Taxes .	130	—
Add: Adjustment of Programming to Net Realizable Value .	—	1,066
Add: Stock-Based Compensation .	2,222	7,414
Add: Time Brokerage and Affiliation Fees .	1,101	1,101
Add: Income Taxes	5,430	52
Add: Interest Expense	22,565	22,125
Less: Interest Income	(763)	(878)
Less: Restructuring Credits	—	(21)
Less: Gain on sale or disposal of broadcast assets	109	(26,514)
Less: Gain on modification of program rights obligations .	(370)	(603)
Less: Other Income	(1)	(252)
Less: Insurance recoveries	(1,100)	—

EBITDA	$11,571	$17,875

The Company is unable to estimate its net loss attributable to common stockholders for the second quarter of 2004 because information relating to the timing and amount of adjustments of programming to net realizable value and other income and expense is not accessible on a forward-looking basis, and the probable significance of this information is therefore not determinable. The Company can, however, estimate the following items for the second quarter of 2004: interest expense, which is expected to be approximately $23 million; dividends on mandatorily redeemable preferred stock, which are expected to be approximately $15 million; depreciation and amortization, which is expected to be approximately $10 million; dividends and accretion on redeemable and convertible preferred stock, which are expected to be approximately $12 million; gains on the sale of broadcast assets, which are expected to be approximately $5 million; stock based compensation, which is expected to be approximately $1 million; income taxes, which are expected to be approximately $3 million; time brokerage and affiliation fees, which are expected to be approximately $1 million; and interest income, which is expected to be approximately $1 million. These estimates reflect the Company’s third quarter 2003 adoption of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.”

Free cash flow is not a performance measure in accordance with GAAP and the use of free cash flow is not meant to replace or supersede any information presented in accordance with GAAP. The following table provides a reconciliation between free cash flow (a non-GAAP financial measure) and cash flows provided by (used in) operating activities (the financial measure calculated and presented in accordance with GAAP that the Company believes is most directly comparable to free cash flow):

(in thousands)

	For the Three Months
	Ended March 31,
	2004	2003
	(Unaudited)
Cash flows (used in) provided by operating activities	$(29,147)	$7,799
Less: capital expenditures	(5,093)	(5,354)

Free cash flow	$(34,240)	$2,445

Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties. All statements herein that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including the Company’s estimates of financial performance and such things as business strategy, measures to implement strategy, competitive strengths, goals, references to future success and other events are generally forward-looking statements.

Actual results may differ materially from those predicted in the Company’s forward-looking statements. Whether actual results, events and developments will conform with the Company’s expectations is subject to a number of risks and uncertainties and important factors, many of which are beyond the control of the Company. Among the risks and uncertainties which could cause actual results to differ from those contemplated by the Company’s forward-looking statements are the risk that the Company may not be able to successfully develop its television operations to the point where these operations generate sufficient cash flow to enable the Company to meet its financial obligations; the restrictions on the Company’s ability to pursue strategic alternatives arising under the Company’s agreements with National Broadcasting Company, Inc.; the Company’s high level of indebtedness and redeemable preferred stock and significant debt service and preferred stock dividend requirements; the effects of government regulations and changes in the laws affecting the Company’s business; industry and economic conditions; and the other risks and uncertainties contained in the Company’s periodic reports filed with the Securities and Exchange Commission. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the results, events or developments referred to in this release will occur or be realized.

The Company is providing public dissemination through this press release of certain estimates for its second quarter 2004 financial performance. The Company expressly disclaims any current intention to update its estimates.

Paxson Conference Call:

The senior management of Paxson will hold a conference call to discuss the Company’s first quarter 2004 results on Wednesday, May 5, 2004 at 5:30 p.m. EST. To access the teleconference, please dial 888-675-7686 (U.S.), 334-420-2612 (Int’l), passcode “Paxson”, ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at www.pax.tv/investors. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through May 7, 2004, after which time the information in the webcast, including the Company’s estimates of second quarter 2004 financial performance, should not be relied upon. The replay can be accessed by dialing 866-219-1444 (U.S.) or 703-925-2474 (Int’l), passcode “455501.” The webcast will also be archived on the Company’s website for twelve months following the conference call.

About Paxson Communications Corporation:

Paxson Communications Corporation owns and operates the nation’s largest broadcast television distribution system and the PAX TV network. PAX TV reaches 89% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. PAX TV’s original programming slate features two new game shows, “On the Cover” hosted by Mark Walberg and “Balderdash” launching in summer 2004, and all new episodes of “Doc,” starring recording artist Billy Ray Cyrus and “Sue Thomas: F.B.Eye,” starring Deanne Bray. For more information, visit PAX TV’s website at www.pax.tv.

PAXSON COMMUNICATIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)

	For the Three Months
	Ended March 31,
	2004	2003
	(Unaudited)
REVENUES:
Gross revenues	$83,588	$82,678
Less: agency commissions	(12,294)	(12,076)

Net revenues	71,294	70,602

EXPENSES:
Programming and broadcast operations	13,819	12,602
Program rights amortization	15,690	13,022
Selling, general and administrative	30,214	27,103
Time brokerage and affiliation fees	1,101	1,101
Stock-based compensation	2,222	7,414
Adjustment of programming to net realizable value	—	1,066
Restructuring charges (credits)	—	(21)
Reserve for state taxes	130	—
Depreciation and amortization	10,260	14,570

Total operating expenses	73,436	76,857

(Loss) gain on sale or disposal of broadcast assets	(109)	26,514
Operating (loss) income	(2,251)	20,259

OTHER INCOME (EXPENSE):
Interest expense	(22,565)	(22,125)
Dividends on mandatorily redeemable preferred stock	(14,377)	—
Interest income	763	878
Other expenses, net	1	252
Gain on modification of program rights obligations	370	603
Insurance recoveries	1,100	—
Loss on extinguishment of debt	(6,293)	—

Loss before income taxes	(43,252)	(133)
Income tax provision	(5,430)	(52)

Net loss	(48,682)	(185)
Dividends and accretion on redeemable and convertible preferred stock	(11,549)	(23,262)

Net loss attributable to common stockholders	$(60,231)	$(23,447)

Basic and diluted loss per common share	$(0.89)	$(0.35)

Weighted average shares outstanding	67,540,702	66,799,581